UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 31, 2005

NEW RIVER PHARMACEUTICALS INC.
(Exact name of Registrant as specified in charter)

Virginia	000-50851	54-1816479
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1881 Grove Avenue, Radford, Virginia	24141
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	(540) 633-7978

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2005, Shire Pharmaceuticals Group PLC ("Shire") entered into a Collaboration Agreement with New River Pharmaceuticals Inc. ("New River") relating to the global commercialization of NRP104, New River's Phase 3 compound for treatment of Attention Deficit Hyperactivity Disorder ("ADHD"), and other potential indications. The collaboration will include product development, manufacturing, marketing and sales.

Under the Agreement, Shire will pay New River $50 million within 10 days of signing and an additional $50 million on acceptance of the New Drug Application filing by the U.S. Food and Drug Administration (FDA). Shire will also pay up to $300 million in milestone payments depending on the characteristics of the FDA approved product labeling. An additional $100 million will be payable upon achieving a significant sales target. The maximum amount of payments, including all contingent payments, is $505 million. New River could be required to refund Shire up to a total of $50 million in the event that regulatory approval is not obtained by certain dates. Shire currently plans to expense the first two $50 million payments, and to capitalize and amortize over the life of the product the milestone payments.

The collaboration will be managed by committees that will have equal representation of Shire and New River, although ultimate responsibility for approval is allocated to one party or the other in certain areas. New River, at its own expense, will bear primary responsibility for development and regulatory approval of the product in the U.S for ADHD, and Shire will bear primary responsibility for development and regulatory approval in other countries, and in certain cases will share those expenses with New River. Shire will have primary responsibility for commercialization in all countries, and New River will have certain co-promotion rights in the U.S.

Shire will book the product sales. The parties will divide the operating profit in the U.S. when and if the product is approved by the FDA, in accordance with the following general principles: Shire will retain 75% of the profits for the first two years following launch and the parties will share the profits equally thereafter. Shire will pay New River a royalty, that is generally in the low double-digits, on net sales in the rest of the world.

The Agreement provides for certain termination rights. Shire may for instance terminate the Agreement at any time prior to receiving regulatory approval in the U.S, or within 30 days of receiving the first such regulatory approval. In the latter case, Shire may under some circumstances be entitled to be refunded $50 million, which would be in addition to any other refund that may have been received as noted above. In addition, each party may terminate in the event of an uncured, defined material breach by the other party, entitling the non-breaching party the right to purchase the interests of the breaching party. Subject to certain conditions, either party is entitled to terminate in the event that governmental action restricts or prohibits the transactions contemplated by the Agreement under the laws of the U.S. or European Union.

The press release issued on January 31, 2005 by New River is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits.

99.1    Press release issued on January 31, 2005 by New River.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2005
NEW RIVER PHARMACEUTICALS INC.

	By:	/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer and President

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EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press release issued on January 31, 2005 by New River.

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